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Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-225266
June 22, 2018

Uxin Limited

        Uxin Limited, or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. International plc toll-free at 1-866-718-1649, Goldman Sachs & Co. LLC. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC toll-free at 1-866-803-9204 (calling these numbers is not toll-free outside the United States),China International Capital Corporation Hong Kong Securities Limited at 1-646-794-8800 and China Renaissance Securities (Hong Kong) Limited at 852-2287-1600. You may also access the Company's most recent prospectus dated June 22, 2018, which is included in Amendment No. 3 to the Company's registration statement on Form F-1, as filed with the SEC via EDGAR on June 22, 2018, or Amendment No. 3, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1729173/000104746918004702/a2236020zf-1a.htm

        The following information supplements and updates the information contained in the Company's preliminary prospectus dated June 13, 2018. All references to page numbers are to page numbers in the preliminary prospectus.

(1)
Add the following as new sentences at the end of "Concurrent private placement of convertible notes" on page 8:

        Both the CNCB Note and the GF Note will become due and payable on the 363rd day ("Maturity Date") starting from the closing date of the respective Notes, which is expected to be the same date when this offering is completed, unless earlier converted. The CNCB Note and the GF Note each bears an interest rate of 6% and 6.5%, respectively, payable until the Maturity Date or such other times as the Notes are earlier repaid or redeemed; provided that if any portion of the Notes are duly converted into Class A ordinary shares pursuant to the terms of the Notes, no interest accrued on the principal amount being converted shall be payable.

(2)
Amend the "Pro-forma net loss per share—Basic" and "Pro-forma net loss per share—Diluted" from "(1.31)" to "(1.33)" in the table on page 12.

(3)
Amend footnote (2) on page 12 as the following:

        The pro forma row reflects (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders' equity upon completion of this offering; (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, see "Description of Share Capital—Securities of Fairlubo Auction Company Limited that are convertible into securities of Uxin Limited", and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering; (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

(4)
Amend the table and footnotes 1 and 2 to the table on page 13 as the following:

	As of December 31,			As of March 31,		As of March 31,		As of March 31,
	2016	2017		2018		2018		2018
	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for share number)
	Actual	Actual		Actual		Pro forma(1)		Pro forma as adjusted(2)(3)
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	332,259	291,973	44,684	1,219,755	193,978	1,219,755	193,978	4,838,747	769,509
Restricted cash	705,854	1,617,230	247,502	1,840,730	292,732	1,840,730	292,732	1,840,730	292,732
Advance to sellers	45,774	246,287	37,692	251,000	39,917	251,000	39,917	251,000	39,917
Financial lease receivables, net	413,462	438,693	67,138	342,063	54,398	342,063	54,398	342,063	54,398
Total assets	2,317,979	5,298,913	810,951	6,562,772	1,043,680	5,915,865	940,801	9,534,857	1,516,332

Convertible notes	—	—	—	—	—	—	—	1,088,627	173,125
Short-term borrowings	204,068	426,783	65,315	498,448	79,268	498,448	79,268	498,448	79,268
Guarantee liabilities	76,325	173,907	26,615	191,290	30,421	191,290	30,421	191,290	30,421
Derivative liabilities	654,511	1,596,424	244,319	1,987,356	316,050	—	—	—	—
Total liabilities	1,986,194	5,059,894	774,372	5,627,159	894,889	3,639,803	578,839	4,728,430	751,964

Total Mezzanine equity	4,775,637	8,420,644	1,288,703	10,644,521	1,692,804	—	—	—	—
Total shareholders' (deficit)/equity	(4,443,852)	(8,181,625)	(1,252,124)	(9,708,908)	(1,544,013)	2,276,062	361,962	4,806,427	764,368
Number of outstanding ordinary shares	49,318,860	49,318,860	49,318,860	49,318,860	49,318,860	801,383,222	801,383,222	920,383,222	920,383,222

(1)
The pro forma columns in the consolidated balance sheets data table above reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders' equity upon completion of this offering, (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, see "Description of Share Capital—Securities of Fairlubo Auction Company Limited that are convertible into securities of Uxin Limited", and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering, and (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

(2)
The pro forma as adjusted columns in the consolidated balance sheets data table above reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders' equity upon completion of this offering; (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, see "Description of Share Capital—Securities of Fairlubo Auction Company Limited that are convertible into securities of Uxin Limited", and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering; (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, (v) the exercise of vested stock options (including accelerated vesting to certain stock options) by one of the Company's executive officers to acquire total 5,000,000 ordinary shares of the Company on May 25, 2018, and (vi) the sale of 114,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise over-allotment option, and (vii) the net proceeds of US$173.1 million from the issuance of convertible notes to certain third party investors, which shall be consummated concurrently with the closing of this offering. The investors may elect to convert their respective convertible notes into Class A ordinary shares from the 181st day after the date of this prospectus, see "Prospectus Summary—The Offering."
(5)
Amend the second and the third bullet points on page 71 as the following:

•
on a pro forma basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders' equity upon completion of this offering, (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, see "Description of Share Capital—Securities of Fairlubo Auction Company Limited that are convertible into securities of Uxin Limited", and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering, and (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

  •
  on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders' equity upon completion of this offering, (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering, (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018 assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, (v) the exercise of vested stock options (including accelerated vesting to certain stock options) by one of the Company's executive officers to acquire total 5,000,000 ordinary shares of the Company on May 25, 2018, and (vi) the sale of 114,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise over-allotment option, and (vii) the net proceeds of US$173.1 million from the issuance of convertible notes to certain third party investors, which shall be consummated concurrently with the closing of this offering. The investors may elect to convert their respective convertible notes into Class A ordinary shares from the 181st day after the date of this prospectus, see "Prospectus Summary—The Offering."

(6)
Amend the table on pages 72 and 73 as the following:

	As of March 31, 2018 (unaudited)
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Debt:
Convertible notes	—	—	—	—	1,088,627	173,125
Current portion of long-term borrowings	173,561	27,602	173,561	27,602	173,561	27,602
Long-term borrowings	518,485	82,455	518,485	82,455	518,485	82,455
Mezzanine Equity:
Series A convertible redeemable preferred shares (US$0.0001 par value, 50,000,000 shares authorized, issued and outstanding on an actual basis, nil outstanding on a pro forma and pro forma as adjusted basis)	96,011	15,269	—	—	—	—
Series A-1 convertible redeemable preferred shares (US$0.0001 par value, 4,910,890 shares authorized, issued and outstanding on an actual basis, nil outstanding on a pro forma and pro forma as adjusted basis)	70,839	11,266	—	—	—	—
Series B convertible redeemable preferred shares (US$0.0001 par value, 70,602,630 shares authorized, issued and outstanding on an actual basis, nil outstanding on a pro forma and pro forma as adjusted basis)	183,397	29,166	—	—	—	—
Series C convertible redeemable preferred shares (US$0.0001 par value, 97,267,680 shares authorized, issued and outstanding on an actual basis, and nil outstanding on a pro forma and pro forma as adjusted basis)	416,783	66,281	—	—	—	—
Series D convertible redeemable preferred shares (US$0.0001 par value, 159,355,150 shares authorized, issued and outstanding on an actual basis, and nil outstanding on a pro forma and pro forma as adjusted basis)	1,739,580	276,646	—	—	—	—
Series E convertible redeemable preferred shares (US$0.0001 par value, 89,477,490 shares authorized, issued and outstanding on an actual basis, and nil outstanding on a pro forma and pro forma as adjusted basis)	1,169,434	185,976	—	—	—	—
Series F convertible redeemable preferred shares (US$0.0001 par value, 85,162,200 shares authorized, issued and outstanding on an actual basis, and nil outstanding on a pro forma and pro forma as adjusted basis)	1,596,159	253,838	—	—	—	—
Series G convertible redeemable preferred shares (US$0.0001 par value, nil and 130,384,730 shares authorized, issued and outstanding on an actual basis, and nil outstanding on a pro forma and pro forma as adjusted basis)	3,248,711	516,644	—	—	—	—
Series G-Plus convertible redeemable preferred shares (US$0.0001 par value, nil and 67,922,000 shares authorized, issued and outstanding on an actual basis, nil outstanding on a pro forma and pro forma as adjusted basis)	2,084,027	331,424	—	—	—	—
Redeemable non-controlling interest	39,580	6,294

Total mezzanine equity	10,644,521	1,692,804	—	—	—	—

	As of March 31, 2018 (unaudited)
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Shareholders' (deficit)/equity:
Ordinary shares, (US$0.0001 par value; 1,244,917,230 shares authorized, 49,318,860 shares authorized issued and outstanding on an actual basis; 753,547,502 Class A and 47,835,720 Class B shares issued and outstanding on a pro forma basis; and 872,547,502 Class A and 47,835,720 Class B shares issued and outstanding on a pro forma as adjusted basis)	30	5	504	80	578	91
Additional paid-in capital(2)	—	—	12,574,127	1,999,669	15,134,681	2,406,878
Accumulated other comprehensive income	88,763	14,116	88,763	14,116	88,763	14,116
Accumulated deficit	(9,739,485)	(1,548,876)	(10,329,116)	(1,642,645)	(10,359,379)	(1,647,459)

Total UXIN LIMITED shareholders' (deficit)/equity	(9,650,692)	(1,534,755)	2,334,278	371,220	4,864,643	773,626
Non-controlling interests	(58,216)	(9,258)	(58,216)	(9,258)	(58,216)	(9,258)

Total shareholders' (deficit)/equity(2)	(9,708,908)	(1,544,013)	2,276,062	361,962	4,806,427	764,368

Total mezzanine equity and total shareholders' (deficit)/equity	935,613	148,791	2,276,062	361,962	4,806,427	764,368

Total capitalization	1,627,659	258,848	2,968,108	472,019	6,587,100	1,047,550

(7)
Amend the second and the third full paragraphs on page 74 as the following:

        Our net tangible book value as of March 31, 2018 was approximately US$132.59 million, or US$2.69 per ordinary share as of that date and US$8.07 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Pro forma net tangible book value per ordinary share represents our net tangible book value divided by our total number of outstanding ordinary shares, each after giving effect to (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders' equity upon completion of this offering, (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, see "Description of Share Capital—Securities of Fairlubo Auction Company Limited that are convertible into securities of Uxin Limited," and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering, (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in net tangible book value after March 31, 2018, other than to give effect to (i) the automatic conversion of all of our issued and outstanding preferred shares into 755,082,770 Class A ordinary shares on a one-for-one basis and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares, in the amount of RMB1,817.2 million (US$289.0 million) as of March 31, 2018, will automatically become shareholders'

equity upon completion of this offering, (ii) the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and the derivative liabilities amounting to RMB170.2 million (US$27.1 million) as of March 31, 2018, in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity; (iii) the grant of 17,742,890 restricted shares to Xin Gao Group Limited on May 14, 2018, which shall become vested upon completion of this offering, (iv) the surrender of 30,964,990 shares by Xin Gao Group Limited for the repayment of outstanding loans owed to us as at March 31, 2018 and settled on May 28, 2018, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, (v) the exercise of vested stock options (including accelerated vesting to certain stock options) by one of the Company's executive officers to acquire total 5,000,000 ordinary shares of the Company on May 25, 2018, and (vi) the sale of 114,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise over-allotment option, our pro forma as adjusted net tangible book value as of March 31, 2018 would have been US$748.17 million, or US$0.81 per ordinary share and US$ 2.43 per ADS. This represents an immediate decrease in net tangible book value of US$1.88 per ordinary share and US$5.64 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$3.02 per ordinary share and US$9.07 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

(8)
Amend the last paragraph on page 76 as the following:

        The pro forma as adjusted information does not include the impact of the issuance of convertible notes to certain third party investors, which shall be consummated concurrently with the closing of this offering. The investors may elect to convert their respective convertible notes into Class A ordinary shares from the 181st day after the date of this prospectus, see "Prospectus Summary—The Offering."

(9)
Add the following to the end of the third paragraph on page 78:

        The deposit agreement among us, the depositary, ADS holders and other parties thereto is not one of our constituent documents.

(10)
Amend the first table on page 91 as the following:

	As of December 31,			As of March 31,		As of March 31,		As of March 31,
	2016	2017		2018		2018		2018
	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for share data)
	Actual	Actual		Actual		Pro forma		Pro forma as adjusted
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	332,259	291,973	44,684	1,219,755	193,978	1,219,755	193,978	4,838,747	769,509
Restricted cash	705,854	1,617,230	247,502	1,840,730	292,732	1,840,730	292,732	1,840,730	292,732
Advance to sellers	45,774	246,287	37,692	251,000	39,917	251,000	39,917	251,000	39,917
Financial lease receivables, net	413,462	438,693	67,138	342,063	54,398	342,063	54,398	342,063	54,398
Total assets	2,317,979	5,298,913	810,951	6,562,772	1,043,680	5,915,865	940,801	9,534,857	1,516,332

Convertible notes	—	—	—	—	—	—	—	1,088,627	173,125
Short-term borrowings	204,068	426,783	65,315	498,448	79,268	498,448	79,268	498,448	79,268
Guarantee liabilities	76,325	173,907	26,615	191,290	30,421	191,290	30,421	191,290	30,421
Derivative liabilities	654,511	1,596,424	244,319	1,987,356	316,050	—	—	—	—
Total liabilities	1,986,194	5,059,894	774,372	5,627,159	894,889	3,639,803	578,839	4,728,430	751,964

Total Mezzanine equity	4,775,637	8,420,644	1,288,703	10,644,521	1,692,804	—	—	—	—
Total shareholders' deficit	(4,443,852)	(8,181,625)	(1,252,124)	(9,708,908)	(1,544,013)	2,276,062	361,962	4,806,427	764,368
Number of outstanding ordinary shares	49,318,860	49,318,860	49,318,860	49,318,860	49,318,860	801,383,222	801,383,222	920,383,222	920,383,222

(11)
Amend the "Ordinary Share Beneficially Owned Prior to This Offering" of Tiger Global Affiliated Entities from "9.0%" to "8.9%" in the table on page 172.

(12)
Add the following in the first paragraph in footnote (1) on page 173:

        A total of 98,429,570 ordinary shares on an as-converted basis are attributable to Mr. Kun Dai through his ownership interests in Xin Gao Group Limited, Gao Li Group Limited, Kingkey New Era Auto Industry Limited, Kingkey New Era Auto Industry Global Limited and BOCOM International Supreme Investment Limited, representing approximately 12.4% of our total ordinary shares on an as-converted basis as of the date of this prospectus.

(13)
Amend the last sentence of the first paragraph in footnote (1) on page 173 as the following:

        Prior to the completion of this offering, shares of Uxin Limited accounting for 2.2%, 7.2%, 7.7%, and 1.9% of outstanding ordinary shares of Uxin Limited on an as-converted basis beneficially owned by Mr. Kun Dai through Gao Li Group Limited, Kingkey New Era Auto Industry Limited, Kingkey New Era Auto Industry Global Limited and BOCOM International Supreme Investment Limited, respectively, have been pledged to independent third parties.

(14)
Add the following to the end of footnote (3) on page 174:

        A total of 71,032,978 ordinary shares on an as-converted basis are attributable to the Jeneration Capital Affiliated Entities through their direct ownership interests in our shares and their ownership interests in Kingkey New Era Auto Industry Limited, Kingkey New Era Auto Industry Global Limited and BOCOM International Supreme Investment Limited, representing approximately 8.9% of our total ordinary shares on an as-converted basis as of the date of this prospectus.

(15)
Add the following after the fourth paragraph on page 193:

        The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the Rules of the American Arbitration Association, including any United Stated federal securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

(16)
Add the following after the second full paragraph on page 213:

        Notwithstanding the restrictions described in the preceding paragraph, certain of our shareholders, including Mr. Kun Dai, our chairman and chief executive officer, have pledged shares that represent 18.9% of our pre-offering share capital (or 16.3% of our post-offering share capital assuming the underwriters do not exercise over-allotment option) in favor of third party lenders in connection with certain loan agreements entered into in 2017 with a term of two years, most proceeds of which were used to fund the purchase of shares in the Company in the latest rounds of pre-IPO equity financings. See "Principal Shareholders," footnote (1). If any lender enforces its security interests in such pledged shares upon an event of default, the pledged shares can be sold without regard to the lock-up restrictions. The loan agreements do not have margin call requirements or top-up obligations regarding our shares.

(17)
Amend the table on page F-75 as the following:

	Notes	As of December 31, 2017	As of March 31, 2018		Pro forma as of March 31, 2018
		RMB	RMB	US$	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	2.6	291,973	1,219,755	193,978	1,219,755	193,978
Restricted cash	2.7	1,617,230	1,840,730	292,732	1,840,730	292,732
Short-term investments	2.7	1,000	10,000	1,590	10,000	1,590
Accounts receivable		40,155	44,350	7,054	44,350	7,054
Amounts due from related parties	20, 31	608,291	647,484	102,970	577	91
Advance to consumers on behalf of financing partners	4	827,417	507,392	80,691	507,392	80,691
Loan recognized as a result of payment under the guarantee, net	5	252,555	411,985	65,518	411,985	65,518
Advance to sellers	6	246,287	251,000	39,917	251,000	39,917
Other receivables, net	7	251,649	335,793	53,401	335,793	53,401
Inventory	2.8	77,941	44,470	7,072	44,470	7,072
Prepaid expenses and other current assets	8	249,769	493,673	78,509	493,673	78,509
Financial lease receivables, net	9	438,693	342,063	54,398	342,063	54,398

Total current assets		4,902,960	6,148,695	977,830	5,501,788	874,951

Non-current assets:
Property, equipment and software, net	10	156,625	177,142	28,171	177,142	28,171
Intangible assets, net	11	9,949	9,032	1,436	9,032	1,436
Goodwill	2.15	75,849	75,849	12,062	75,849	12,062
Long-term investments	12	40,628	39,152	6,226	39,152	6,226
Other non-current assets	13	112,902	112,902	17,955	112,902	17,955

Total non-current assets		395,953	414,077	65,850	414,077	65,850

Total assets		5,298,913	6,562,772	1,043,680	5,915,865	940,801

LIABILITIES AND EQUITY

Current liabilities (including amounts of the consolidated VIEs and VIEs' subsidiaries without recourse to the primary beneficiary of RMB407,809 and RMB263,461 as of December 31, 2017 and March 31, 2018, respectively)

Short-term borrowings	14	426,783	498,448	79,268	498,448	79,268
Accounts payable		65,694	41,440	6,590	41,440	6,590
Guarantee liabilities	15	173,907	191,290	30,421	191,290	30,421
Deposit of interests from consumers and payable to financing partners—current	16	732,273	902,009	143,447	902,009	143,447
Advance from buyers collected on behalf of sellers	17	226,891	184,397	29,325	184,397	29,325
Other payables and accruals	18	927,389	868,225	138,074	868,225	138,074
Deferred revenue	2.18	27,598	29,259	4,653	29,259	4,653
Other current liabilities	19	163,355	—	—	—	—
Derivative liabilities	3, 23	1,596,424	1,987,356	316,050	—	—

Total current liabilities		4,340,314	4,702,424	747,828	2,715,068	431,778

Non-current liabilities
Long-term borrowings	14	374,104	518,485	82,455	518,485	82,455
Deposit of interests from consumers and payable to financing partners—non-current	16	343,823	404,752	64,368	404,752	64,368
Deferred tax liabilities	21	1,653	1,498	238	1,498	238

Total non-current liabilities		719,580	924,735	147,061	924,735	147,061

Total liabilities		5,059,894	5,627,159	894,889	3,639,803	578,839

Commitments and contingencies	29
Mezzanine equity	23
Series A convertible redeemable preferred shares (US$0.0001 par value, 50,000,000 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, nil outstanding on a pro-forma basis as of March 31, 2018 (unaudited))		94,411	96,011	15,269	—	—

(18)
Amend the table on page F-76 as the following:

	Notes	As of December 31, 2017	As of March 31, 2018		Pro forma as of March 31, 2018
		RMB	RMB	US$	RMB	US$
Mezzanine equity (Continued)
Series A-1 convertible redeemable preferred shares (US$0.0001 par value, 4,910,890 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, nil outstanding on a pro-forma basis as of March 31, 2018 (unaudited))		69,193	70,839	11,266	—	—
Series B convertible redeemable preferred shares (US$0.0001 par value, 70,602,630 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, and nil outstanding on a pro-forma basis as of March 31, 2018 (unaudited))		180,294	183,397	29,166	—	—
Series C convertible redeemable preferred shares (US$0.0001 par value, 97,267,680 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, and nil outstanding on a pro-forma basis as of March 31, 2018 (unaudited))		408,559	416,783	66,281	—	—
Series D convertible redeemable preferred shares (US$0.0001 par value, 159,355,150 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, and nil outstanding on a pro-forma basis as of Mach 31, 2018 (unaudited))		1,703,667	1,739,580	276,646	—	—
Series E convertible redeemable preferred shares (US$0.0001 par value, 89,477,490 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, and nil outstanding on a pro-forma basis as of Mach 31, 2018 (unaudited))		1,146,351	1,169,434	185,976	—	—
Series F convertible redeemable preferred shares (US$0.0001 par value, 85,162,200 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, and nil outstanding on a pro-forma basis as of Mach 31, 2018 (unaudited))		1,563,657	1,596,159	253,838	—	—
Series G convertible redeemable preferred shares (US$0.0001 par value, 130,384,730 shares authorized, issued and outstanding as of December 31 2017 and March 31, 2018, and nil outstanding on a pro-forma basis as of March 31, 2018 (unaudited))		3,214,932	3,248,711	516,644	—	—
Series G-Plus convertible redeemable preferred shares (US$0.0001 par value, nil and 67,922,000 shares authorized, issued and outstanding as of December 31 2017 and March 31, 2018, and nil outstanding on a pro-forma basis as of March 31, 2018 (unaudited))		—	2,084,027	331,424	—	—
Redeemable non-controlling interests	3	39,580	39,580	6,294	—	—

Total Mezzanine equity		8,420,644	10,644,521	1,692,804	—	—

Shareholders' (deficit)/equity
Ordinary shares (US$0.0001 par value, 1,312,839,230 and 1,244,917,230 shares authorized as of December 31, 2017 and March 31, 2018, respectively, 49,318,860 shares authorized, issued and outstanding as of December 31, 2017 and March 31, 2018, respectively, and 753,547,502 Class A and 47,835,720 Class B shares outstanding on a pro forma basis as of March 31, 2018(unaudited))	22, 31	30	30	5	504	80
Additional paid-in capital		—	—	—	12,574,127	1,999,669
Accumulated other comprehensive income		76,607	88,763	14,116	88,763	14,116
Accumulated deficit		(8,207,801)	(9,739,485)	(1,548,876)	(10,329,116)	(1,642,645)

Total UXIN LIMITED shareholders' (deficit)/equity		(8,131,164)	(9,650,692)	(1,534,755)	2,334,278	371,220
Non-controlling interests		(50,461)	(58,216)	(9,258)	(58,216)	(9,258)

Total shareholders' (deficit)/equity		(8,181,625)	(9,708,908)	(1,544,013)	2,276,062	361,962

Total liabilities, mezzanine equity and shareholders' deficit		5,298,913	6,562,772	1,043,680	5,915,865	940,801

(19)
Amend the following sentence on page F-139 as the following:

        CNCB (Hong Kong) and Golden Fortune may elect to convert their respective Notes into Class A ordinary shares from the 181st day after the date of this prospectus with conversion price per ordinary shares equal to 109.5% and 108% of the initial public offering price per ordinary share, respectively.

(20)
Amend Note 32 on pages F-140 and F-141 as the following:

        Upon the completion of a qualified initial public offering, the Series A, A-1, B, C, D, E, F, G and G-Plus Preferred Shares shall automatically be converted into Class A ordinary shares, and as such the derivative liabilities related to the bifurcated conversion features of our preferred shares will automatically become shareholders' equity.

        Upon the completion of this offering, the Fairlubo shares owned by certain Fairlubo shareholders will be converted into the Class A ordinary shares and the derivative liabilities in relation to the share swap and redemption features of the redeemable non-controlling interests will become shareholders' equity.

        The unaudited pro-forma balance sheet as of March 31, 2018 assumes a qualified initial public offering has occurred and presents an adjusted financial position as if the conversion of all outstanding Series A, A-1, B, C, D, E, F, G and G-Plus Preferred Shares into Class A ordinary shares at the conversion ratio as described in Note 23 to the unaudited interim condensed consolidated financial statements and conversion of the Fairlubo shares into Class A ordinary shares as described in Note 31 to the unaudited interim condensed consolidated financial statements occurred on March 31, 2018.

        Unaudited pro-forma basic and diluted net loss per share was computed to give effect to the automatic conversion of the Series A, A-1, B, C, D, E, F, G and G-Plus Preferred Shares using the "if converted" method as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later.

        In addition to these conversion effects of the Preferred Shares, the unaudited pro-forma balance sheet as of March 31, 2018 and the unaudited pro-forma basic and diluted net loss per share for the three months ended March 31, 2018 also reflect pro-forma effect of the issuance and vest of restricted shares to Xin Gao Group (Note 31(a)) as if the qualified initial public offering has occurred on March 31, 2018, the pro-forma effect of the Company's repurchase of the Surrender Shares (Note 31(b)), as well as the pro-forma effect of Fairlubo Share Swap (Note 31(d)).

	For the three months ended March 31, 2018	For the three months ended March 31, 2018
	RMB	US$
Numerator:
Net loss attributable to ordinary shareholders	(1,534,015)	(243,956)
Pro-forma effect of the issuance and vest of restricted shares to Xin Gao Group(1)	(589,631)	(93,769)
Accretion on redeemable preferred shares	157,539	25,054
Deemed dividend to preferred shareholders	544,773	86,636
Fair value loss on derivative liabilities	359,115	57,110

Numerator for pro-forma basic and diluted net loss per share	(1,062,219)	(168,925)
Denominator:
Weighted average number of ordinary shares outstanding	49,318,860	49,318,860
Pro-forma effect of the conversion of Series A Preferred Shares	50,000,000	50,000,000
Pro-forma effect of the conversion of Series A-1 Preferred Shares	4,910,890	4,910,890
Pro-forma effect of the conversion of Series B Preferred Shares	70,602,630	70,602,630
Pro-forma effect of the conversion of Series C Preferred Shares	97,267,680	97,267,680
Pro-forma effect of the conversion of Series D Preferred Shares	159,355,150	159,355,150
Pro-forma effect of the conversion of Series E Preferred Shares	89,477,490	89,477,490
Pro-forma effect of the conversion of Series F Preferred Shares	85,162,200	85,162,200
Pro-forma effect of the conversion of Series G Preferred Shares	130,384,730	130,384,730
Pro-forma effect of the conversion of Series G-Plus Preferred Shares	67,158,830	67,158,830
Pro-forma effect of the issuance and vest of restricted shares to Xin Gao Group (Note 31(a))	17,742,890	17,742,890
Pro-forma effect of repurchase of the Surrender Shares (Note 31(b))	(30,964,990)	(30,964,990)
Pro-forma effect of Fairlubo Share Swap (Note 4)(2)	10,203,692	10,203,692

Denominator for pro-forma basic and diluted net loss per share	800,620,052	800,620,052
Pro-forma net loss per share:
Basic	(1.33)	(0.21)
Diluted	(1.33)	(0.21)

(1)
The pro-forma effect of the issuance and vest of restricted shares to Xin Gao Group represents the pro-forma impact of the restricted shares as if the qualified initial public offering has occurred on March 31, 2018 and the restricted shares were vested immediately on the same day.

(2)
The pro-forma effect of Fairlubo Share Swap represents the issuance of 10,203,692 Class A ordinary shares upon the conversion of Fairlubo shares held by certain Fairlubo shareholders upon completion of this offering, assuming the initial public offering price of US$11.50 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

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